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                                                                 EXHIBIT 10.18

                           STOCK PURCHASE AGREEMENT

   This Stock Purchase Agreement ("Agreement"), dated as of October 8, 1996, is by and between Philip M. Vukovic and Larry L. Larsen ("Sellers"), and Bit 3 Computer Corporation, a Minnesota corporation, the address of which is 8120 Penn Avenue South, Minneapolis, MN 55431-1393, ("Bit 3"), and SBS Technologies, Inc., a New Mexico corporation, the address of which is 2400 Louisiana Boulevard, NE, AFC Building 5, Suite 600, Albuquerque, NM 87110, ("SBS" or "Buyer").

I. RECITALS.

   A. Sellers together own all of the outstanding capital stock of Bit 3 and wish to sell that stock to Buyer under the terms and conditions of this Agreement.

   B. Buyer wishes to acquire Bit 3 by the purchase of all of the issued and outstanding shares of capital stock of Bit 3 under the terms and conditions of this Agreement.

   C. Sellers and Buyer desire to make a Section 338(h)(10) election under the Internal Revenue Code of 1986, as amended from time to time, as further provided in this Agreement.

   D. The parties hereto wish to make certain representations, warranties, covenants and agreements in connection with that acquisition of stock.

The parties, intending to be legally bound, agree as follows:

II. DEFINITIONS.

For purposes of this Agreement, the following terms, when used with an initial capital letter, shall have the meanings specified or referred to in this Section II:

   A. "Accredited Investor" has the meaning set forth in Rule
      501 of Regulation D promulgated under the Securities
      Act.

   B. "Additional Tax Liability" means the additional liability for all income taxes, federal, state and local, which may be due from or assessed to the Sellers solely as a result of the election to be made under
      Section 338(h)(10) of the Code as provided in Section
      VI.H below.

   C. "Affiliate" has the meaning set forth in Rule 12b-2 of
      the regulations promulgated under the Securities
      Exchange Act.
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   D. "Bit 3 Shares" means any and all shares of the Common
      Stock, no par value, of Bit 3.

   E. "Blue Sky Laws" means the applicable state securities laws and regulations promulgated thereunder.

   F. "Buyer" has the meaning set forth in the preface above.

   G. "Change in Control" means any of the following: (i) the sale, lease, exchange or other transfer, directly or indirectly, of all or substantially all of the assets of the Buyer or Bit 3, in one transaction or in a series of related transactions, to any corporation, person or other entity that is not controlled by the Buyer or Bit 3; (ii) the approval by the shareholders of the Buyer or Bit 3 of any plan or proposal for the liquidation or dissolution of the Buyer or Bit 3, as the case may be; (iii) any person is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act")), directly or indirectly, of more than 50% of the combined voting power of the outstanding securities of the Buyer or Bit 3 ordinarily having the right to vote at elections of directors; (iv) a merger or consolidation to which the Buyer is a party if the shareholders of the Buyer immediately prior to the effective date of such merger or consolidation have, solely on account of ownership of securities of the Buyer at such time, "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) immediately following the effective date of such merger or consolidation of securities of the surviving company representing less than 50% of the combined voting power of the surviving corporation's then outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Board of Directors); (v) a merger or consolidation to which Bit 3 is a party with any person (other than for the purposes of reincorporation in a different state); or (vi) a change in control of a nature that would be required to be reported (assuming such event has not been "previously reported") pursuant to section 13 or 15(d) of the Exchange Act, whether or not the Buyer is then subject to such reporting requirement, as of the effective date of such change in control.

   H. "Closing Consideration Balance Sheet" means the balance sheet of Bit 3 prepared as of the Closing Consideration
      Adjustment Date pursuant to Section III.B.3 below.

   I. "Closing Date" means the date on which the Transactions are closed, as provided in Section III.C below.

   J. "Code" means the Internal Revenue Code of 1986, as
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      amended.

   K. "Confidential Information" means any information concerning the business and affairs of Bit 3, except for information concerning Bit 3 that the Party alleged to have impermissibly disclosed such information (the "Disclosing Party") can show: (i) to have been in its possession before its receipt from another Party hereto; (ii) to be now or at the time of the disclosure by the recipient generally available to the public through no fault of the Disclosing Party; (iii) to have been available to the public at the time of its receipt by the Disclosing Party; (iv) to have been received separately by the Disclosing Party in an unrestricted manner from a person entitled to disclose such information; or (v) to have been developed independently by the Disclosing Party without regard to any information received in connection with the Transactions.

   L. "Damages" means all damages, dues, penalties, fines, costs, amounts paid in settlement, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees, incurred by any Party as a result of any action.

   M. "Disclosure Schedule" means the schedules of exceptions to the representations and warranties set forth in Sections IV.A, IV.B, and IV.C, each of which is divided into sections which correspond to the subsections of Sections IV.A, IV.B, and IV.C of this Agreement.

   N. "Employee Benefit Plan" means an employee benefit plan within the meaning of Section 3(3) of ERISA.

   O. "Employee Pension Benefit Plan" means an employee pension benefit plan within the meaning of Section 3(2) of ERISA.

   P. "Employee Welfare Benefit Plan" means an employee welfare benefit plan within the meaning of Section 3(1) of ERISA.

   Q. "Environmental, Health and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safely and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes in effect on the Closing Date.

   R. "Extremely Hazardous Substance" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

   S. "Fairness Opinion" means the opinion as provided in
      Section VIII.A.8 below.

   T. "Financial Statements" means the financial statements, including balance sheets, income statements and all notes thereto, of Bit 3 for the period or periods specified in Section IV.C.7 below.

   U. "GAAP" means United States generally accepted accounting principles applied consistently with the principles, practices and procedures used in the preparation of the most recent audited financial statement of the entity as to which such term is being used.

   V. "GE" means GE Medical Systems.

   W. "Indemnified Party" means the Party seeking indemnification pursuant to the provisions of this Agreement.

   X. "Indemnifying Party" means the Party from whom indemnification is being sought pursuant to the provisions of this Agreement.

   Y. "Intellectual Property" means (i) all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations, thereof,
      (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combination thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential
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      business information (including research and
      development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software (including data and related documentation), (vii) all other proprietary rights, and (viii) all copies and tangible embodiments thereof (in whatever form or medium).

   Z. "Knowledge" means actual knowledge of the Party of the relevant subject matter to which it relates, and such knowledge as would have come to the attention of any such Party in the course of due inquiry in the course of discharging such Party's duties as an officer or director of the relevant entity in a reasonable and prudent manner consistent with sound business practices.

 AA.  "Liability" means, as of any date, any liability
      (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

 BB. "Material" means as to any financial matter, a matter involving $10,000 per occurrence, or two or more matters aggregating $25,000 or more, and for any financial matter or otherwise, a matter which impedes the ability to conduct Bit 3's business as then conducted.

 CC. "Material Adverse Effect" in the case of Bit 3 or the Sellers, means any event, change or occurrence which has or could reasonably be expected (in light of known circumstances) to have a Material negative impact on the condition (financial or otherwise), business, results of operations, prospects or going concern value of Bit 3, or the ability of Bit 3 to consummate the transactions contemplated hereby. In the case of SBS, Material Adverse Effect means any event, change or occurrence which has or could reasonably be expected (in light of known circumstances) to have a Material adverse impact on the ability of SBS to consummate the transactions contemplated hereby.

 DD. "Most Recent Audited Financial Statements" means the audited balance sheet of Bit 3 of June 30, 1996 and the audited statements of income, changes in stockholders' equity, and cash flow of Bit 3 for the six months ended June 30, 1996, audited by Peat Marwick.

 EE. "Most Recent Audited Balance Sheet" means the balance sheet included within the Most Recent Audited Financial
      Statements.

 FF. "Net Worth" means the difference between the net tangible assets and the liabilities of Bit 3, determined in accordance with GAAP consistently applied or otherwise as provided pursuant to Section III.B.3 of this Agreement.

 GG. "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice
      (including with respect to quantity and frequency) of the Party to whom such term is applied.

 HH. "Party" or "Parties" means, either individually or collectively, Sellers and/or either of them, Bit 3, and/or SBS.

 II.  "Peat Marwick" means the accounting firm of KPMG Peat
      Marwick LLP.

 JJ. "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company or limited liability partnership, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

 KK. "Public Offering" means the offering of a certain number of the shares of the Common Stock of the Buyer which will be registered pursuant to the provisions of the Securities Act, and the net proceeds of which will be used to fund all or part of the Transactions.

 LL. "Purchase Price" means the amount of consideration to be paid by the Buyer to the Sellers in exchange for the Bit 3 Shares purchased pursuant to this Agreement, as provided in Section III.B below.

 MM. "Securities Act" means the Securities Act of 1933, as amended.

 NN.  "Securities Exchange Act" means the Securities Exchange
      Act of 1934, as amended.

 OO. "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (i) mechanic's, materialmen's, and similar liens,
      (ii) liens for Taxes or special assessments not yet due and payable or for Taxes or special assessments that the taxpayer is contesting in good faith through appropriate proceedings and for which an adequate reserve has been set aside, (iii) purchase money liens and liens securing rental payments under capital lease arrangements, (iv) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, (v) security interests reflected in the Most Recent Audited Financial Statement, and (vi) statutory security interests arising or incurred in the Ordinary Course of Business with respect to which the underlying obligations are not delinquent.

 PP. "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

 QQ. "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
      Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

 RR. "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

 SS. "Transactions" means the transactions contemplated to take place pursuant to this Agreement.

Other capitalized terms used in this Agreement shall have the meanings ascribed to them as set forth in other provisions of this Agreement.

III. PURCHASE AND SALE OF BIT 3 SHARES.

   A. BASIC TRANSACTION. Subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from each of the Sellers at the Closing, and each of the Sellers agrees to sell to the Buyer at the Closing, all of the Sellers' Bit 3 Shares.
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   B. PURCHASE PRICE AND METHOD OF PAYMENT.

      1. TOTAL PURCHASE PRICE. The total consideration to be paid by the Buyer to the Sellers for the Bit 3
         Shares (the "Purchase Price") will be an amount equal to the sum of the following (allocated in the percentages set forth on Exhibit III.B.1 hereto):

         a. Twenty-Four Million Dollars ($24,000,000) in cash less, on a dollar-for-dollar basis, the amount, if any, by which the Net Worth of Bit
            3 as of the Closing Consideration Adjustment
            Date (as defined in Section III.C below), as shown on the Closing Consideration Balance
            Sheet (determined as set forth in Section
            III.B.3 below), is less than $3,250,000, plus, on a dollar-for-dollar basis, the amount, if any, by which the Net Worth of Bit
            3 as of the Closing Consideration Adjustment
            Date, as shown on the Closing Consideration
            Balance Sheet, is greater than $3,250,000
            (the "Basic Purchase Price"); plus

         b. up to $250,000 pursuant to Section VI.H hereto; plus

         c. an amount equal to the out of pocket fees and expenses incurred by or on behalf of the Sellers or Bit 3 to Peat Marwick in connection with the audit of the Financial
            Statements, and not previously reimbursed by the Buyer.

      2. METHOD OF PAYMENT.  At the Closing the Buyer will:

         a. Pay the Sellers, by wire transfer,
            immediately  available funds aggregating
            Twenty Million Dollars ($20,000,000)
            (allocated in the percentages set forth on Exhibit III.B.1 hereto) to a bank account of each of the Sellers pursuant to written instructions of the Sellers given to the Buyer at least 48 hours prior to the Closing;
            and

         b. Execute and deliver to the Sellers the Buyer's promissory notes in the aggregate amount of One Million Five Hundred Thousand
            Dollars ($1,500,000) (allocated in the
            percentages set forth on Exhibit III.B.1 hereto), pursuant to which One Million
            Dollars ($1,000,000) will be due on July 1,

            1997, and Five Hundred Thousand  Dollars
            ($500,000) will be due on July 1, 1998. Such promissory notes shall be senior to all other indebtedness of the Buyer other than the debt of the Buyer to NationsBank existing on the Closing Date and shall be secured by the assets of the Buyer (and senior to all other security interests other than the security interest of NationsBank on such debt).

         c. Execute and deliver to the Sellers the Buyer's promissory notes in the aggregate amount of Two Million Five Hundred Thousand
            Dollars ($2,500,000) allocated in the
            percentages set forth on Exhibit III.B.1 hereto), which will be due on July 1, 1998.
            Such promissory notes shall be senior to all other indebtedness of the Buyer other than the debt of the Buyer to NationsBank or any successor lender (regardless of the amount of such debt) and shall be secured by the assets of the Buyer (and senior to all other security interests other than the security interest of NationsBank or any such successor lender). Payments pursuant to the Promissory
            Notes shall be deemed to include imputed interest compounded semiannually at the applicable federal short-term interest rate, as determined in accordance with the provisions of section 1274(d) of the Code.

         d. The promissory notes provided for in the preceding paragraphs shall be in the forms mutually agreed to by the parties and are herein referred to as the "Promissory Notes".
            The Promissory Notes shall be due and
            payable in full at their face amount upon the occurrence of any Change in Control.

      3. PURCHASE PRICE ADJUSTMENT.  The Basic Purchase
         Price set forth in Section III.B.1 hereof will be subject to adjustment as follows:

         a. The Buyer will prepare and deliver to the Sellers within 45 days following the Closing
            Date a balance sheet for Bit 3 as of the close of business on the Closing
            Consideration Adjustment Date (the "Closing
            Consideration Balance Sheet").  The Closing
            Consideration Balance Sheet shall be used to determine the amount of the adjustments to the Basic Purchase Price set forth in Section
            III.B.1.a above.

         b. The Closing Consideration Balance Sheet shall be prepared from the books and records of Bit
            3 in accordance with GAAP and applied
            consistently with the principles, practices and procedures used in preparation of the Most Recent Audited Balance Sheet. All inventory and supplies reflected on the Closing Consideration Balance Sheet shall be so reflected on the basis of a complete physical count taken on the Closing Date, adjusted for receipts and shipments through the Closing Consideration Date, and shall be valued in accordance with Bit 3's prior practices as reflected in the Most Recent
            Audited Balance Sheet. Representatives of both the Buyer and the Sellers shall have the right to participate in the taking of such physical inventory and the valuation thereof.
            Peat Marwick will apply certain procedures agreed upon by the Parties to specific accounts and/or items on the Closing
            Consideration Balance Sheet.  Bit 3, the
            Buyer and the Sellers will provide each other with full cooperation in connection with the preparation of the Closing Consideration
            Balance Sheet, and each shall have the right to review Peat Marwick's work papers in connection with the agreed upon procedures performed on the Closing Consideration
            Balance Sheet.

         c. The Closing Consideration Balance Sheet will not include (i) the costs associated with the audit of Bit 3's financial statements as of December 31, 1993, 1994 and 1995 and for the years ended December 31, 1994 and 1995, and as of and for the six months ended June 30, 1996, or (ii) attorneys' fees incurred by Bit
            3 in connection with corporate "clean up" matters necessary in connection with the Transactions. Bit 3 shall pay all of its attorneys' fees relating to the Transactions at or prior to the Closing Date, or in the case of Bit 3 shall accrue any such attorneys' fees as shall not have been so paid. It is contemplated by the Parties that the Buyer shall not be responsible for the payment of the Sellers' and Bit 3's attorneys' fees incurred in connection with this Agreement and the Transactions.

         d. Within 30 days after receipt of the Closing
            Consideration Balance Sheet, the Sellers will notify the Buyer if they disagree with any of the amounts included in the Closing
            Consideration Balance Sheet. If such notice is not given, the Closing Consideration
            Balance Sheet will be final and conclusive for all purposes. If the parties are unable to resolve the differences within 60 days of the receipt of the Closing Consideration
            Balance Sheet, the Buyer and the Sellers agree to retain the accounting firm of Coopers & Lybrand, through its Minneapolis office, to arbitrate the dispute and render a decision within 30 days of such retention, which decision shall be final and binding for all purposes. Any award pursuant to this Subsection III.B.3.d may be entered in and enforced by any court having jurisdiction over the matter and the parties hereby consent and commit themselves to the jurisdiction of the courts of New Mexico for the purposes of the enforcement of any such award. The Buyer and the Sellers will each pay one-half of the costs of services rendered by said accounting firm.

         e. Within five days after the expiration of the 30-day period for giving notice of disagreement with Peat Marwick's finding, if no such notice is given, or within five days after the resolution of disputes, if any, pursuant to Section III.B.3.d above, the Basic Purchase Price shall be adjusted (using the formula set forth in Section III.B.1.a based on the amounts shown in the Closing
            Consideration Balance Sheet) (the "Adjusted
            Purchase Price"). The Buyer or the Sellers, as appropriate, will by wire transfer in immediately available funds, make payment to the other of any adjustment of the Purchase
            Price pursuant to Section III.B.1.a.

      4. The amount of the Purchase Price will be reduced on a dollar-for-dollar basis by the amount of any uncollected accounts receivable of Bit 3 as provided in Section VI.J below.

   C. CLOSING. Unless this Agreement has been terminated and the Transactions have been abandoned pursuant to the terms of this Agreement, the closing of the Transactions (the "Closing") will take place at such location as the Parties may mutually agree, on the date of, and simultaneously with, the execution of the firm commitment underwriting agreement between the Buyer and the underwriters (the "Underwriters") of the Public Offering (the "Closing Date"). At such time, the documents prepared in connection with such Closing, including the stock certificates and assignment documents for the Bit 3 Shares, will be fully executed by the Parties and placed in escrow with an escrow agent mutually acceptable to the Buyer and the Sellers (the "Escrow Agent"), all conditions to the obligations of the Parties to consummate the Transactions shall thereafter be deemed to be satisfied without exception, and this Agreement shall be a binding and unconditional agreement between the Parties subject only to delivery by the Buyer of the portion of the Purchase Price to be paid at Closing pursuant to Section III.B.2.a (the "Closing Consideration"). The Buyer will deliver to the Sellers the Closing Consideration simultaneously with the receipt by the Buyer from the Underwriters of the proceeds of the Public Offering. The date on which the Closing Consideration is delivered by the Buyer to the Sellers hereunder is herein referred to as the "Closing Consideration Adjustment Date." In the event that the Sellers do not receive the Closing Consideration within eight (8) business days of the Closing, this Agreement shall terminate effective as of the Closing Date; provided, however, that the Closing Date shall be no later than December 6, 1996, unless extended as provided in this Agreement. The Escrow Agent shall deliver the documents prepared for the Closing to the respective Parties upon receipt of confirmation from the Sellers that the Closing Consideration has been delivered to the Sellers, and such delivery of the Closing Proceeds to the Sellers shall be the only condition to release of such documents to the appropriate Parties.

   D. DELIVERIES AT THE CLOSING.  At the Closing the
      Parties shall deliver the following:

      1. The Sellers will deliver to the Buyer:

         a. the various certificates, instruments, and documents referred to in this Agreement, and

         b. stock certificates representing all of the Sellers' Bit 3 Shares, endorsed in blank or accompanied by duly executed assignment documents.

      2. The Buyer shall deliver to each of the Sellers:

         a. the various certificates, instruments, and documents referred to in this Agreement, and

         b. the Closing Consideration specified in
            Section II.B.2.a above.

IV. REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTIONS.

   A. REPRESENTATIONS AND WARRANTIES OF THE SELLERS. Each of the Sellers, jointly and severally, represents and warrants to the Buyer, as of the date hereof, except as set forth in the Disclosure Schedule, as follows:

      1. AUTHORIZATION OF TRANSACTIONS.  Each of the
         Sellers has all requisite power and authority to execute and deliver this Agreement and to perform
         Sellers' obligations under this Agreement.  This
         Agreement constitutes the valid and legally binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms and conditions (subject as to enforcement of remedies, to the discretion of courts in awarding equitable relief to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws relating to or affecting the rights of creditors generally and to general principles of equity).

      2. REQUIRED NOTICES, FILINGS AND APPROVALS. Except for notices, filings or approvals required under the Blue Sky Laws, to Sellers' Knowledge the
         Sellers need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency or any other Person, in order for the Sellers to consummate the Transactions.

      3. NONCONTRAVENTION. Except as set forth in the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the Transactions will (i) to Sellers' Knowledge violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Sellers are or either is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Sellers are or either is a party or by which the Sellers are or either is bound or to which any of the Sellers' assets are subject.

      4. BROKERS' FEES. The Sellers have no Liability or obligation to pay any brokerage fees, commissions, finders' fees or financial advisory fees to any Person with respect to the Transactions, except those owed to Broadview Associates, LLP.

      5. BIT 3 SHARES. Each of the Sellers holds of record and owns beneficially the number of Bit 3 Shares as set forth in the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and Blue
         Sky Laws), Taxes (other than income or other Taxes as may be owed by the Sellers as a result of the Transactions), Security Interests, options, warrants, rights, contracts, commitments, equities, claims, and demands. The Sellers are not and neither of them is a party to any option, warrant, right, or other contract or commitment that could require the Sellers or either of them to sell, transfer, or otherwise dispose of any capital stock of Bit 3 (other than pursuant to this Agreement). The Sellers and each of them are not parties to any voting trust, proxy, or other written agreement or understanding with respect to the voting of any capital stock of Bit 3.

   B. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Sellers, as of the date hereof, and except as set forth in the Disclosure
      Schedule, as follows:

      1. ORGANIZATION OF BUYER. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of New
         Mexico, with requisite corporate power and authority to carry on its business as it is now being conducted, and to own, operate and lease its properties and assets. Buyer has only three subsidiaries, GreenSpring Computers, Inc., Berg
         Systems International, Inc. and Logical Design
         Group, Inc. Buyer, and each of its subsidiaries, is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character or location of the properties owned, leased or operated by it requires that licensing or qualification, except where the failure to be so licensed or qualified would not have a Material
         Adverse Effect on the business, operations or financial condition of Buyer and its subsidiaries, taken as a whole.

      2. AUTHORIZATION OF TRANSACTIONS. Subject to stockholder approval and completion of the Public
         Offering, Buyer has full power and authority
         (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations under it. The Board of Directors of the Buyer has taken all action required by law, the Buyer's Articles of Incorporation and Bylaws to authorize the execution, delivery and performance of this Agreement and consummation of the Transactions. This Agreement has been duly and validly executed and delivered by the Buyer and no other action is necessary, other than shareholder approval as set forth below. This
         Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions (subject as to enforcement of remedies, to the discretion of courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally, and general principles of equity).

      3. REQUIRED NOTICES, FILINGS AND APPROVALS. Except for notices, filings or approvals under the Securities Act, the Securities Exchange Act, the
         Rules of the NASD, and the Blue Sky Laws required to effect the Public Offering, and notification to NationsBank, Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or any other Person in order for the Buyer to consummate the Transactions.

      4. NONCONTRAVENTION.  Except as set forth in Exhibit
         IV.B, neither the execution and delivery of this Agreement, nor the consummation of the Transactions will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or
         (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which the Buyer is bound or to which any of the Buyer's assets are subject.

      5. BROKERS' FEES. The Buyer has no Liability or obligation to pay any brokerage fees, commissions, finders' fees or financial advisory fees to any Person with respect to the Transactions, except those owed to its investment bankers and underwriters pursuant to the Public Offering
         (which fees and commissions will be solely the responsibility of the Buyer).

      6. FILINGS WITH SEC. Buyer has made all filings with the SEC that it has been required to make within the past 12 months under the Securities Act and the Securities Exchange Act (collectively the
         "Public Reports"). Each of the Public Reports has materially complied with the Securities Act and the Securities Exchange Act. None of the Public
         Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading. Buyer has delivered to Sellers and Bit 3 a correct and complete copy of each Public Report, together with all exhibits and schedules thereto and as amended to date.

      7. INVESTMENT. The Buyer is an Accredited Investor and acknowledges that the Bit 3 Shares purchased by the Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, within the meaning of the Securities Act. Buyer will not offer to sell or otherwise dispose of the Bit 3
         Shares so acquired by it in violation of any of the registration requirements of the Securities
         Act or of any applicable Blue Sky Laws.

      8. ABILITY TO COMPLETE THE PUBLIC OFFERING. Subject to the price of the Buyer's Common Stock in the Public Offering being acceptable to the Buyer's
         Board of Directors, the Buyer does not know of any fact or circumstance that would cause it to believe that it will not be able to complete, on or before December 6, 1996, a Public Offering with net proceeds sufficient to complete the Transactions, as determined in Buyer's sole discretion.

      9. EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END.
         Except as set forth in Exhibit IV.B, since the most recent fiscal year end audit of the Buyer, there have not been any changes in the business, financial condition, operations, results of operations, or future prospects of the Buyer and its subsidiaries, taken as a whole, which have had a Material Adverse Effect on the Buyer and its subsidiaries, taken as a whole.

   C. REPRESENTATIONS CONCERNING BIT 3. Sellers and each of them, jointly and severally, represent and warrant to Buyer, as of the date hereof, except as set forth in the Disclosure Schedule, as follows:

      1. ORGANIZATION, QUALIFICATION, AND CORPORATE POWER.
         Bit 3 is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota, with requisite corporate power and authority to carry on its business as it is now being conducted, and to own, operate and lease its properties and assets. Bit 3 has no subsidiaries. Bit 3 is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character or location of the properties owned, leased or operated by it requires that licensing or qualification, except where the failure to be so licensed or qualified would not have a Material
         Adverse Effect on the business, operations or financial condition of Bit 3. The Disclosure
         Schedule lists the directors and officers of Bit
         3. The Sellers have delivered to Buyer correct and complete copies of the charter and bylaws of Bit 3 (as amended to date). The minute books
         (containing records of meetings of the
         shareholders, the board of directors, and any committee of the board of directors), the stock certificate books, and the stock record book of Bit 3 are correct and complete. Bit 3 is not in default under or in violation of any provision of its Articles of Incorporation and Bylaws.

      2. CAPITALIZATION. The entire authorized capital stock of Bit 3 consists of 2,500 Bit 3 Shares, of which 500 Bit 3 Shares are issued and outstanding and -0- Bit 3 Shares are held in treasury. All of the issued and outstanding Bit 3 shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Sellers as set forth in the Disclosure
         Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require
         Bit 3 to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Bit 3, other than normal dividends paid to its shareholders from time-to-time. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Bit 3.

      3. NONCONTRAVENTION. Except as set forth in the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the Transactions will (i) to Sellers' Knowledge violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Bit 3 is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Bit 3 is a party or by which Bit 3 is bound or to which any of Bit 3's assets are subject.

      4. REQUIRED NOTICES, FILINGS AND APPROVALS. Except for notices, filings and approvals required under the Blue Sky Laws, to Sellers' Knowledge Bit 3 does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for Bit 3 to consummate the Transactions.

      5. BROKERS' FEES. Bit 3 has no Liability or obligation to pay any brokerage fees, commissions, finders' fees or financial advisory fees to any Person with respect to the Transactions, except those owed to Broadview Associates, LLP, as to which Bit 3 will have no Liability after the Closing Date (and as to which Sellers will hold
         Buyer and Bit 3 harmless for any such liability after Closing).

      6. TITLE TO ASSETS. Bit 3 has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Audited
         Balance Sheet or acquired after the date of the Most Recent Audited Balance Sheet, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of

         Business since the date of the Most Recent Audited
         Balance Sheet.

      7. FINANCIAL STATEMENTS. The Disclosure Schedule contains the following financial statements of Bit
         3 (collectively the "Financial Statements"): (i) audited balance sheets as of December 31, 1994 and 1995 and audited statements of income, changes in stockholders' equity, and cash flow for the fiscal years ended December 31, 1993, 1994 and 1995; (ii) the Most Recent Audited Financial Statements; and
         (iii) unaudited balance sheets and statements of income as of and for each of the three months ended September 30, 1996. The audited financial statements referred to above (including the notes thereto), have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and present fairly the financial condition of Bit 3 as of such dates and the results of operations of Bit 3 for such periods.

      8. EVENTS SUBSEQUENT TO MOST RECENT AUDITED FINANCIAL
         STATEMENT.  Except as set forth in the Disclosure
         Schedule, since June 30, 1996, there have not been any changes in the business, financial condition, operations, or results of operations, of Bit 3 which have had a Material Adverse Effect on Bit 3.
          Without limiting the generality of the foregoing,
         since June 30, 1996, other than as contemplated by
         this Agreement:

         a. Bit 3 has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in the Ordinary Course of Business;

         b. Bit 3 has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $10,000 or not used in Bit 3's business;

         c. To Sellers' Knowledge no party (including Bit
            3) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which Bit 3 is a party or by which it is bound, other than such terminations, modifications or cancellations pursuant to and consistent with the terms of such agreements, contracts, leases or licenses which are effected for reasons other than cause or convenience;

         d. Bit 3 has not imposed any Security Interest upon any of its assets, tangible or intangible;

         e. Bit 3 has not made any capital expenditure
            (or series of related capital expenditures) either involving more than $10,000 or not used in Bit 3's business;

         f. Bit 3 has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

         g. Bit 3 has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligations;

         h. Bit 3 has not delayed or postponed the payment of accounts payable and other
            Liabilities outside the Ordinary Course of Business;

         i. Bit 3 has not accelerated the shipment of products in advance of the customer's requested delivery schedule;

         j. Bit 3 has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary
            Course of Business;

         k. Bit 3 has not granted any license or
            sublicense of any rights under or with
            respect to any Intellectual Property to
            manufacture or produce any of Bit 3's
            products;

         1. There has been no change made or authorized in the Articles of Incorporation or Bylaws of Bit 3;

         m. Bit 3 has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

         n. Bit 3 has not made any loan to any of its directors, officers, and employees outside the Ordinary Course of Business;

         o. Bit 3 has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

         p. Bit 3 has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary
            Course of Business;

         q. Bit 3 has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officer, and employees
            (or taken any such action with respect to any other Employee Benefit Plan);

         r. Bit 3 has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary
            Course of Business;

         s. Bit 3 has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

         t. to Sellers' actual knowledge there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Bit 3; and

         u. Bit 3 has not committed to any of the foregoing.

      9. UNDISCLOSED LIABILITIES. To Sellers' actual knowledge, Bit 3 has no Material Liability, and there are no occurrences or circumstances of which Sellers have actual knowledge which would give
         Sellers reasonable grounds to believe that Bit 3 would likely have such Material Liability in the foreseeable future, except for (i) Liabilities reflected on the face of the Most Recent Audited
         Balance Sheet, including any notes, (ii)
         Liabilities that are set forth on the Disclosure
         Schedule, (iii) Liabilities which have arisen after June 30, 1996 in the Ordinary Course of
         Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), (iv)
         Liabilities for executory obligations to be performed under the contracts described in Section
         IV.C.17 below, and (v) Liabilities in connection with or as a result of the Transactions.

     10. LEGAL COMPLIANCE. To Sellers' Knowledge Bit 3 is in compliance in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments
         (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

     11. TAX MATTERS.

         a. Bit 3 is an "S Corporation" as defined under 1361 of the Code, and has been an S
            Corporation since its election as of June 1, 1990. All Tax Returns required to be filed with respect to Bit 3 or its operations by Bit 3 with any taxing authority as of the Closing Date have been filed, or if after the Closing Date will be filed promptly when due, and all Taxes required to be paid with respect to the periods covered by those Tax
            Returns have been paid or accrued or adequate reserves for the payment thereof have been established, except where such failure to file such Tax Returns or pay such Taxes would not have a Material Adverse Effect on Bit 3.
            Bit 3 is not delinquent in the payment of any Tax, assessment or governmental charge.

         b. Sellers shall be responsible for the payment of all personal Taxes imposed on them with respect to the S Corporation earnings of Bit
            3 or distributions and dividends paid to them by Bit 3 before Closing, as well as any other personal Taxes resulting from the
            Transactions.  Sellers and Bit 3,
            individually and jointly, shall be
            responsible for the preparation and timely filing of all Tax Returns and related reports which are required for the short period up to the Closing Date. Any additional Tax caused by reason of 1363(d), 1374, or 1375 of the Code have been paid or will be paid by Bit 3, and Sellers agree that such Tax Liability is a liability existing before the Closing Date and is not an Additional Tax Liability.

         c. Bit 3 has withheld and paid all Taxes legally required to have been withheld and paid in connection with amounts paid to any employee, independent contractor, creditor, stockholder, or other third party.

         d. The Sellers are not aware that any authority intends to assess any additional Taxes for any period for which Tax Returns have been filed. Except as set forth on the Disclosure
            Schedule, there is no dispute or claim
            concerning any Tax Liability of or relating to Bit 3 either (i) claimed or raised by any authority in writing or (ii) as to which any of the Sellers has actual knowledge based upon personal contact with any agent of that authority. The Disclosure Schedule lists all federal, state, local, and foreign income Tax
            Returns filed with respect to Bit 3 for
            taxable periods ended on or after December
            31, 1989 through the present, indicates those Tax Returns that have been audited and those Tax Returns that currently are the subject of audit.

     12. REAL PROPERTY LEASED OR SUBLEASED.  The Disclosure
         Schedule lists all real property leased or subleased to Bit 3. The Sellers have delivered to the Buyer correct and complete copies of the leases and subleases listed in the Disclosure
         Schedule. With respect to each lease and sublease listed in the Disclosure Schedule:

         a. to Sellers' Knowledge the lease or sublease is legal, valid, binding and enforceable;

         b. to Sellers' Knowledge Bit 3 is not in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration, of any lease or sublease;

         c. Bit 3 has not assigned, transferred,
            conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

         d. all facilities leased or subleased thereunder by Bit 3 are supplied with utilities and other services necessary for the operation of said facilities as currently operated by Bit
            3; and

         e. Sellers have received written notice from all lessors or sublessors of such leased or subleased real property, to the effect that the terms and conditions of the leases and subleases will be continued uninterrupted and without modification from the current terms and conditions as a result of the Transactions, for a period ending October 31, 1997.

     13. COMPLIANCE WITH BUILDING AND ZONING CODES.  To
         Sellers' Knowledge, all of Bit 3's operations and activities as conducted as of the date hereof, comply in all Material respects with all applicable building and zoning codes.

     14. INTELLECTUAL PROPERTY.

         a. Bit 3 owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary or desirable to design, manufacture and sell its current products and for office administration, the failure to possess which would have a Material Adverse Effect on Bit
            3.  Each Material item of Intellectual
            Property owned or used by Bit 3 immediately before the Closing will be owned or available for use by Bit 3 on identical terms and conditions immediately after the Closing.
            Bit 3 has taken appropriate action to
            maintain and protect as a trade secret each Material item of Intellectual Property that it owns or uses.

         b. To Sellers' Knowledge, none of the products manufactured by Bit 3 infringes upon any Intellectual Property rights of third parties, and none of the Sellers has since
            July 1, 1993, received any written charge, complaint, claim, demand, or notice alleging any such infringement (including any claim that Bit 3 must license or refrain from using any Intellectual Property rights of any third party).

         c. No patents are owned by Bit 3 and Bit 3 has made no patent applications. Bit 3 has not granted to any third party any license with respect to any of its Intellectual Property to manufacture or produce any product.

         d. The Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that Bit 3 embodies or incorporates in Bit 3's products, pursuant to license, sublicense, agreement, or permission. The
            Sellers have delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in the Disclosure Schedule, the license, sublicense, agreement, or permission covering the item is, to the Sellers' actual knowledge, the legal, valid and binding obligation of Bit 3, enforceable in accordance with its terms, and in full force and effect, and Sellers have no reason to believe that such will not stay in effect following the Closing Date.

     15. TANGIBLE ASSETS. Bit 3 owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its businesses as currently conducted. To the Sellers' Knowledge, each of those tangible assets is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it currently is used.

     16. INVENTORY.  Inventories reflected on Bit 3's Most
         Recent Audited Balance Sheet are properly stated in accordance with GAAP.

     17. CONTRACTS. The Disclosure Schedule lists the following written contracts and other agreements to which Bit 3 is a party:

         a. any agreement (or group of related
            agreements) for the lease of personal
            property to or from any Person providing for lease payments;

         b. any agreement for the sale of Bit 3 products or the purchase of raw materials by Bit 3 which involve currently open sales or purchase orders;

         c. any agreement concerning a partnership or joint venture;

         d. any agreement (or group of related
            agreements) under which it has created,
            incurred, assumed, or guaranteed any
            indebtedness for borrowed money, or any
            capitalized lease obligation;

         e. any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

         f. any collective bargaining agreement;

         g. any written agreement for the employment of any individual on a full or part-time basis in which the consideration to be paid is more than $75,000 per year, or for the performance of consulting services in which Bit 3's future obligation exceeds $25,000;

         h. any agreement under which it has been advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business; or

         i. any agreement which is currently in default, the consequences of which could have a Material Adverse Effect on the business, financial condition, operations, results of operations, or future prospects of Bit 3.

      The Sellers have delivered to the Buyer a correct and complete copy of each written agreement listed in the Disclosure Schedule. With respect to each such agreement, to Sellers' Knowledge : (i) the agreement is the legal, valid and binding obligation of Bit 3, enforceable in accordance with its terms, and in full force and effect; (ii) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions; (iii) Bit 3 is not, to Sellers' Knowledge, in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (iv) to Sellers' actual knowledge no party to any such agreement has notified Sellers or Bit 3 that they do not intend to perform under the agreement, for any reason.

     18. NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of Bit 3 as shown on the Most
         Recent Audited Balance Sheet are reflected properly on such balance sheet as of the date of such balance sheet, are valid receivables subject to no setoffs or counterclaims, subject only to a reasonable reserve for bad debts set forth on the face of the Most Recent Audited Balance Sheet, including the notes thereto.

     19. POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of Bit 3.

     20. INSURANCE. The Disclosure Schedule contains an accurate and complete list of all policies of fire and other casualty, general liability, theft, life, workers' compensation, health, directors and officers, business interruption and other forms of insurance owned or held by Bit 3, specifying the insurer, the policy number, the term of the coverage, and in the case of any "claims made" coverage, the same information as to predecessor policies for the previous three years. To
         Sellers' Knowledge, all present policies are in full force and effect, and will not terminate or be violated as a result of the Transactions. To
         Sellers's Knowledge, neither Sellers or Bit 3 have done anything which will cause such policies to be cancelled.

     21. LITIGATION. The Disclosure Schedule sets forth each instance in which Bit 3 (i) is subject to any outstanding injunction, judgment, order, decree or ruling, or (ii) is a party or, to the Knowledge of the Sellers, has been threatened in writing to be made a party to any action, suit, proceeding, hearing, or investigation, of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or before any arbitrator, which would cause a Material Adverse Effect on Bit 3.
         There are no occurrences or circumstances of which Sellers have actual knowledge, which would give
         Sellers reasonable grounds to believe that there would be a high likelihood that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against Bit 3 in the foreseeable future.

     22. CUSTOMERS. As of the date of this Agreement, GE has designed certain of Bit 3's products into certain of GE's products. The Sellers have no actual knowledge that GE intends to discontinue to use such Bit 3 products in those GE products in the immediately foreseeable future, or that the change in ownership of Bit 3 effected by the Transactions will itself cause a substantial diminution or termination of Bit 3's business relationship with GE.

     23. EMPLOYEES. To the Sellers' actual knowledge, no executive, key employee, or group of employees has any plans to terminate employment with Bit 3. Bit
         3 is not a party to or bound by any collective bargaining agreement, nor, to Sellers' Knowledge, has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. To Sellers' Knowledge, Bit 3 has not committed any unfair labor practice. The
         Sellers' have no actual knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of Bit 3.

     24. EMPLOYEE BENEFITS.

         a. Except as set forth in the Disclosure
            Schedule, Bit 3 has complied in all material respects with all applicable laws relating to the providing of employee benefits to its employees, including, but not limited to, the granting of leave time, the providing of health, disability and workers compensation insurance, and the providing of pension benefits.

         b. The Disclosure Schedule lists each Employee
            Benefit Plan that Bit 3 maintains or to which Bit 3 contributes. Except as set forth in the Disclosure Schedule:

            (1)   Each such Employee Benefit Plan (and
                  each related trust, insurance contract,
                  or fund) complies in form and in
                  operation in all material respects with
                  the applicable requirements of ERISA,
                  the Code, the laws of the State of
                  Minnesota, and any other applicable
                  laws.

            (2)   All required Form 5500 Annual Reports
                  have been filed with respect to each
                  such Employee Benefit Plan.  The
                  requirements of Part 6 of Subtitle B of
                  Title I of ERISA and of Code Section

                  4980B have been met in all material
                  respects with respect to each such
                  Employee Benefit Plan subject thereto.

            (3)   All contributions (including all
                  employer contributions and employee
                  salary reduction contributions) which
                  are due on or before the Closing Date
                  have been paid to each such Employee
                  Benefit Plan which is an Employee
                  Pension Benefit Plan and all
                  contributions for any period ending on
                  or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued. All premiums or other payments which are due on or before the Closing
                  Date for all periods ending on or before the Closing Date, have been paid or accrued with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

            (4) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan complies in all material respects with the requirements of a "qualified plan" under Code Section 401(a).

            (5)   The Sellers have delivered to the Buyer
                  correct and complete copies of the plan
                  documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue
                  Service, the most recent Form 5500
                  Annual Report, and all related trust
                  agreements, insurance contracts, and
                  other funding agreements which implement each such Employee Benefit Plan.

         c. With respect to each Employee Benefit Plan that Bit 3 maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute:

            (1) No such Employee Benefit Plan is subject to Title IV of ERISA.

            (2)   There have been no Prohibited
                  Transactions (as defined in Section 406
                  of ERISA) with respect to any such
                  Employee Benefit Plan which could
                  reasonably be expected to have a

                  Material Adverse Effect on Bit 3.  To
                  Sellers' Knowledge no fiduciary has any
                  Liability for breach of fiduciary duty
                  or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending, or, to the Knowledge of the Sellers, is threatened. None of the Sellers has actual knowledge of any basis for any such action, suit, proceeding, hearing, or investigation.

         d. No Employee Welfare Benefit Plan with respect to which Bit 3 could reasonably be expected to have any liability, provides medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code section 4980B and comparable provisions of state law).

         e. Liabilities associated with any Employee
            Benefit Plan, Employee Pension Benefit Plan or Employee Welfare Plan to which Bit 3 is subject, have been properly reflected and represented on the Most Recent Audited
            Financial Statement for Bit 3, to the extent required by and in accordance with GAAP.

     25. GUARANTIES. Bit 3 is not a guarantor or otherwise is liable for any Liability or obligation
         (including indebtedness) of any other Person.

     26. ENVIRONMENT, HEALTH, AND SAFETY.

         a. Bit 3 has complied in all material respects with all Environmental, Health, and Safety
            Laws, and no action, suit, proceeding,
            hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, Bit 3 has obtained and been in material compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

         b. Bit 3 has no Material Liability (and Bit 3 has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that would give the Sellers reasonable grounds to believe that Bit 3 would likely have such Material Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

         c. All properties and equipment used in the business of Bit 3 have been free of asbestos, PCB's, methylene chloride, trichloroethylene,
            1,2-transdichloroethylene, dioxins,
            dibenzofurans, and Extremely Hazardous
            Substances.

     27. CERTAIN BUSINESS RELATIONSHIPS WITH BIT 3. None of the Sellers or their Affiliates has any written agreement with Bit 3 within the past twelve (12) months or which are currently in effect, and none of the Sellers and their Affiliates owns any assets, tangible or intangible, which are used in the business of Bit 3.

     28. DISCLOSURE. To the Sellers' Knowledge, the representations and warranties contained in this Subsection C do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information not misleading, as of the date of such representation or warranty.

V. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

   A. GENERAL. Each of the Parties will use his or its commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the Transactions

      (including satisfaction, but not waiver, of the closing conditions set forth in Section VII below). However, the taking of any such action, or the failure to take such action, by any Party shall not affect the representations and warranties of the Parties contained in this Agreement.

   B. NOTICES AND CONSENTS. The Sellers will cause Bit 3 to give any notices to third parties, and will cause Bit 3 to use commercially reasonable efforts to obtain any third-party consents, that the Buyer reasonably may request in connection with the matters referred to in
      Section IV.C.4 above. Each of the Parties will (and the Sellers will cause Bit 3 to) give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections IV.A.2, IV.B.3 and IV.C.4 above. However, the giving of any such notices, the making of any such filings, or the obtaining of any such approvals, or the failure to give such notices, to make any such filings, or to obtain any such approvals, by any Party shall not affect the representations and warranties of the Parties contained in this Agreement.

   C. OPERATION OF BUSINESS. The Sellers will not cause or permit Bit 3 to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business.

   D. PRESERVATION OF BUSINESS. The Sellers will cause Bit 3 to use its commercially reasonable efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

   E. FULL ACCESS. Each of the Sellers will permit, and the Sellers will cause Bit 3 to permit, representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Bit 3, to all premises, properties, books, records (including Tax records of Bit 3, but not including the personal tax records of Sellers), contracts, and documents of or pertaining to Bit 3. Buyer shall not contact, approach, confer with or otherwise engage in any discussions or communications with any employee, independent contractor, agent, vendor or customer of Bit 3 without the prior written consent of the Sellers. The Buyer will provide to the Sellers copies of the results of any searches authorized or conducted by or on behalf of the Buyer with respect to the Intellectual Property of Bit 3, or possible infringement by the products of Bit 3 on the Intellectual Property of any third party.
      Upon termination of this Agreement, the Buyer will return any and all information provided by the Sellers or Bit 3 pursuant to this Section.

   F. EXCLUSIVITY. From the date of this Agreement through either the Closing Date or the date of termination of this Agreement as provided in Article IX below, none of the Sellers will (and the Sellers will not cause or permit Bit 3 to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of Bit 3 (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. None of the Sellers will vote their Bit 3 Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange. The Sellers will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

   G. PUBLIC OFFERING. The Buyer agrees to use commercially reasonable efforts to prepare and file a registration statement under the Securities Act for a Public Offering covering sufficient shares of Common Stock of the Buyer to raise proceeds, net of underwriting discounts and commissions, and offering expenses, which are sufficient to enable the Buyer to close the Transactions (the "Registration Statement"), and shall use its commercially reasonable efforts to cause such Registration Statement to become effective as soon as possible and to effect and close the Public Offering as soon as possible. The Sellers shall provide to the Buyer such information concerning Bit 3 as the Buyer may reasonably request for the inclusion by the Buyer in the Registration Statement (subject to Sellers' concerns concerning the confidentiality of such information); provided, however, that the Buyer agrees and acknowledges that the Sellers and Bit 3 are not and will not be participants in the preparation of the Registration Statement or otherwise involved in connection with the Public Offering process.

   H. SHAREHOLDER APPROVAL. The Buyer shall promptly, after the execution of this Agreement, take all actions necessary in accordance with the laws of the State of New Mexico, its Articles of Incorporation and Bylaws, federal law, the rules of the NASD and any securities exchange in which Buyer's securities are or may be listed, to convene a meeting of the shareholders to consider and vote on an authorization to increase in the number of shares of Common Stock issued and the Public Offering in order to effect the Transactions. The Board of Directors will recommend that the Buyer's shareholders vote to approve the increase in the number of shares of Common Stock issued and the Public Offering in order to effect the Transactions, and shall use all reasonable efforts to solicit from the shareholders of the Buyer proxies in favor of such action, and shall take all other actions in its judgment reasonably necessary and appropriate to secure the approval of the shareholders required to approve the increase in the number of shares of Common Stock authorized for issuance and the Public Offering in order to effect the Transactions.

   I. NOTICE OF DEVELOPMENTS; SUPPLEMENTS TO AND AMENDMENT OF THE DISCLOSURE SCHEDULE. Prior to the Closing, and from time-to-time at the request of the Buyer (and, upon receiving notice from the Buyer of the Buyer's intent to accelerate the effectiveness of the Registration Statement, within 24 hours after receiving such notice), the Sellers, Bit 3 and the Buyer will each supplement or amend its respective Disclosure Schedule, with respect to any event or development (the "Events") which, if existing or occurring at or before the date of this Agreement, would have been required to be set forth on such Disclosure Schedule, or which is necessary to correct any information set forth on such Disclosure Schedule or in any representation or warranty of the Sellers, Bit 3 or the Buyers which has been rendered inaccurate by reason of such Event (the Party giving any such notice is herein referred to as the "Notice Giving Party"). If any such Event as supplemented or amended shall be of such nature to cause a Material Adverse Effect on the Party to whom it applies, or on the ability of the Party receiving notice of such Event to close the Transactions (the "Notice Receiving Party"), then the Notice Receiving Party shall have a right to terminate this Agreement within the shorter of two (2) weeks of receipt of such notice or a period ending on the Closing Date. The Notice Giving Party shall provide additional detail or information as reasonably requested by the Notice Receiving Party, as to any Events disclosed to the Notice Receiving Party as a supplement or amendment to the Disclosure Schedule. If the Notice Receiving Party does not object to the disclosing of the Events within the shorter of two (2) weeks of the disclosure of such Events to the Notice Receiving Party or a period ending on the Closing Date, then the Notice Receiving Party will be deemed to have waived any rights (including without limitation any claim for indemnification, any right to terminate the Agreement or any rights not to Close the Transactions) arising as a result of the failure of the Buyer to fulfill any condition contained in Article VII of this Agreement or for materially breaching a representation or warranty of the Notice Giving Party.

VI. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

   A. GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section VIII below). The Sellers acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records of Bit 3, but not the personal Tax records of the Sellers), agreements, and financial data of any sort relating to Bit 3.

   B. EMPLOYEE BENEFITS. The Buyer will offer to the employees of Bit 3 (other than the Sellers), effective as of the first calendar day of the month immediately following Closing, employment in capacities and at base rates of pay identical to those in effect as of the Closing Date. The Buyer will provide to such employees (the "Bit 3 Employees"), the same benefit plans, policies and practices, whether or not subject to ERISA, provided by the Buyer to similarly situated employees of the Buyer, at the same cost borne by such employees of the Buyer, except that the Bit 3 Employees will not become eligible for the Buyer's medical flexible spending account pursuant to Code Section 125 until January 1, 1997. The Buyer shall cause each benefit plan, policy and practice in which Bit 3 Employees are eligible to participate to be amended to take into account all service with Bit 3 before the Closing Date for all purposes other than (i) accrual of benefits under any defined benefit pension plan intended to be qualified under Code Section 401(a), or
      (ii) the Buyer's Employee Stock Purchase Plan. During the 1996 plan year, neither Buyer nor Bit 3 shall terminate any Bit 3 plan providing for a medical flexible spending account pursuant to Code Section 125 or amend the provisions of the plan dealing with such accounts in a manner that adversely affects any participant. No group health plan maintained by the Buyer or any Affiliate of the Buyer shall impose on any Bit 3 Employee as of the Closing Date (or any spouse or dependent of any such employee) any preexisting condition limitation or restriction other than (x) such a limitation or restriction which is generally applicable under the plan and which applies in the case of an employee (or any spouse or dependent of any such employee) who fails to enroll in the plan when he or she first becomes eligible, or (y) to the extent that such preexisting limitation or restriction is not covered under Bit 3's group health plan as of the Closing Date.

   C. LITIGATION SUPPORT. If and for as long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any Transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or before the Closing Date involving Bit 3, each of the other Parties will cooperate with him or it and his or its counsel in the contest of defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party, including, without limitation, the reasonable costs and expenses related to airfare, lodging and meals of such cooperating Party (unless the contesting or defending Party is entitled to indemnification therefor under
      Section VIII below); provided, however, that the obligations of the Sellers pursuant to this Section for any matter will terminate ten (10) years after the Closing Date.

   D. TRANSITION. Neither of the Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Bit 3 from maintaining the same business relationships with Bit 3 after the Closing as it maintained with Bit 3 before the Closing. Each of the Sellers will refer all customer inquiries relating to the businesses of Bit 3 to the Buyer from and after the Closing.

   E. CONFIDENTIALITY. Each of the Sellers shall treat and hold as confidential, and the Buyer shall treat and hold as confidential prior to Closing, (and in the event this Agreement shall be terminated and the Transactions shall not Close, thereafter), all of the Confidential Information, and in such event shall refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or Sellers, as the case may be, or destroy, at the request and option of the Buyer or the Sellers, as the case may be, all tangible embodiments (and all copies) of the Confidential Information which are in his, their or its possession. If any of the Sellers or the Buyer is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Party will notify the others promptly of the request or requirement so that the Buyer or the Sellers, as the case may be, may seek an appropriate protective order or waive compliance with the provisions of this section. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Sellers or the Buyer is/are, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller or the Buyer may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller or the Buyer, as the case may be, shall use his, their or its reasonable best efforts to obtain, at the reasonable request of the Buyer or the Sellers, as the case may be, an order or other assurance that confidential treatment will be accorded to that portion of the Confidential Information required to be disclosed as the Buyer or the Sellers, as the case may be, shall designate. The foregoing provisions shall not apply to any Confidential Information included in the Registration Statement as to which the Sellers have consented to disclosure.

   F. EMPLOYMENT AGREEMENT. At Closing, each of the Sellers will enter into an Employment Agreement, substantially in the form attached as Exhibit VI.F, by which each of the Sellers will be employed by Buyer under the terms and conditions set forth in that Employment Agreement.

   G. COVENANT NOT TO COMPETE.  At Closing, each of the
      Sellers will enter into a Covenant Not to Compete substantially in the form attached as Exhibit VI.G.

   H. SECTION 338(h)(10) ELECTION.

      1. With respect to the purchase by Buyer of the Bit 3

         Shares from the Seller, (1) Buyer and Sellers shall jointly make an election pursuant to Section
         338(h)(10) of the Code and any comparable election made under applicable state and local tax law
         (together the "Election"), (2) Buyer and Sellers shall, as promptly as reasonably practicable following the Closing Date, cooperate with each other to take all actions necessary and appropriate (including filing such forms, Tax
         Returns, schedules and other documents as may be required) to effect and preserve a timely Election in accordance with the provisions of Treasury
         Regulation 1.338(h)(10)-1 (or any comparable provision of state or local tax law) or any successor provisions, and (3) Buyer and Sellers shall report the purchase of the Bit 3 Shares by Buyer consistent with the Election (and any comparable elections under state or local tax law) and shall take no position to the contrary thereto in any Tax Return, any proceeding before any taxing authority or otherwise.

      2. In connection with the Election, Buyer and Sellers shall act together in good faith to agree on the "aggregate deemed sales price" (as defined under applicable Treasury Regulations) and the allocation of such aggregate deemed sales price among Bit 3's assets. Such allocation of the aggregate deemed sales price shall be made in accordance with Section 338(b) of the Code and any applicable Treasury Regulations. Buyer and
         Sellers (1) shall be bound by such allocation for purposes of determining any Taxes, (2) shall prepare and file all Tax Returns to be filed with any taxing authority in a manner consistent with such allocation, and (3) shall take no position inconsistent with such allocation in any Tax
         Return, any proceeding before any taxing authority or otherwise. If that allocation is disputed by any taxing authority, the Party receiving notice of such dispute shall promptly notify and consult with the other Party concerning resolution of such dispute.

      3. Buyer shall reimburse Sellers up to $250,000 for any Additional Tax Liability that may be due from the Sellers as a result of the Election. The calculation of the Additional Tax Liability shall be prepared by the Sellers' accountant and provided to the Buyer for review and audit by the Buyer's accountant, as soon as the calculation can be made. The reimbursement shall be made to Sellers within ten (10) days after proof of payment by the Sellers of the Additional Tax

         Liability has been delivered to Buyer.  The
         Sellers shall provide Buyer with copies of the Tax
         Returns which resulted in the payment by them of any Additional Tax Liability.

   I. FILING OF TAX RETURNS AND PAYMENT OF TAX LIABILITY. Sellers shall file, or shall cause Bit 3 to file, all Bit 3 federal and state income Tax Returns as required by Section IV.C.11 above, for the period of Bit 3's operation up to and including the Closing Date, to the extent not previously filed, and the Buyer shall provide full cooperation to the Sellers with respect to such filings. Sellers shall provide to Buyer copies of all such Bit 3 Tax Returns and evidence of payment of such Taxes. All Bit 3 Taxes due as a result of Bit 3's operation up to and including the Closing Date shall be paid or accrued as of the Closing Date.

   J. ADJUSTMENT FOR UNCOLLECTED RECEIVABLES. The Buyer will use its commercially reasonable efforts in accordance with Bit 3's prior collection practices within one-hundred twenty (120) days of the Closing Date to collect all accounts receivable of Bit 3 which are reflected on the balance sheet prepared as of the close of business on the Closing Date, which will be prepared using procedures substantially identical to those set forth in Section III.B.3 above used for the Closing Consideration Balance Sheet (the "Closing Balance Sheet") (the Guaranteed Receivables"). The Buyer may in its discretion, reasonably exercised, resort to litigation or the use of collection agencies or similar efforts to collect the Guaranteed Receivables; provided, however, that all costs and expenses (including without limitation legal fees and fees charged by collection agencies) incurred by the Buyer in connection with such efforts will not be deemed for purposes of this Section VI.K to reduce the amount of any Guaranteed Receivable collected pursuant to such efforts. Any payment made to the Buyer or any Affiliate of the Buyer by an account debtor will be applied by the Buyer to the receivable to which such payment relates. The Purchase Price will be reduced by the amount, if any, by which the amount of the Guaranteed Receivables not collected on or before the 120th day after the Closing Date (the "Uncollected Receivables") exceeds the bad debt reserve reflected on the Closing Balance Sheet (such excess is hereinafter referred to as the "Guaranteed Receivables Shortfall"). The amount of the Guaranteed Receivables Shortfall may be applied against the amounts owed to the Sellers pursuant to the Promissory Notes under Section III.B.2.a above, or if the amount of the unpaid amounts under the Promissory Notes is insufficient, shall be promptly paid by Sellers to Buyer in immediately available funds, within five (5) business days of receipt by Sellers of notice and demand for such payment by Buyer. The Buyer agrees that upon application by the Buyer of the Guaranteed Receivables Shortfall to the Promissory Notes or collection of any such Guaranteed Receivables Shortfall from the Sellers it will immediately thereafter, transfer all rights, title and interest in and to the Uncollected Receivables to the Sellers for collection. Seller will thereafter be entitled to utilize any means to collect such Uncollected Receivables and will further be entitled to retain any proceeds from such collection.

   K. PAYMENT OF AUDIT EXPENSES. Buyer shall reimburse Sellers and Bit 3 for any out-of-pocket amounts paid by Sellers or Bit 3 to Peat Marwick in connection with the audit by Peat Marwick of Bit 3's financial statements as of and for the years ended December 31, 1993, 1994, 1995 and the six months ended June 30, 1996. Buyer shall promptly pay such amounts upon submission of invoices received from Peat Marwick.

VII. CONDITIONS TO OBLIGATION TO CLOSE.

   A. CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the Buyer to consummate the Transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

      1. the representations and warranties set forth in Sections IV.A and IV.C above shall be true and correct in all material respects at and as of the Closing Date;

      2. the Sellers shall have performed and complied with all of the covenants hereunder in all material respects through the Closing;

      3. the Sellers shall have procured all of the third party consents specified in Section V.B above;

      4. no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would
         (i) prevent consummation of any of the
         Transactions, (ii) cause any of the Transactions to be rescinded following consummation, (iii) affect adversely the right of the Buyer to own Bit
         3 Shares and to control Bit 3, or (iv) materially adversely affect the right of Bit 3 to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

      5. the Sellers shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Sections VII.A.1-4 is satisfied in all material respects;

      6. the Parties shall have received all
         authorizations, consents, and approvals of governments and governmental agencies referred to in Sections IV.A.2, IV.B.3, and IV.C.4 above;

      7. the Buyer shall have received from counsel to the Sellers an opinion in form and substance mutually agreed to by the parties, addressed to the Buyer, and dated as of the Closing Date;

      8. the Buyer shall have received from Cowen and Company or its other advisers, a Fairness Opinion in form and substance satisfactory to the Buyer in its sole discretion, to the effect that the Transactions will be fair and reasonable to the Buyer, and that the consideration to be granted and received by the Buyer in the Transactions is fair and reasonable to the Buyer under the circumstances of the Transactions;

      9. the Buyer shall have obtained on terms and conditions commercially satisfactory to it, all of the financing it needs in order to consummate the Transactions and fund the working capital requirements of Bit 3 after the Closing. Buyer intends to acquire some or all of that financing through the Public Offering;

     10. all actions to be taken by the Sellers in connection with consummation of the Transactions and all certificates, opinions, instruments, and other documents required to effect the Transactions will be reasonably satisfactory in form and substance to the Buyer;

     11. the Buyer has received any legally required approvals of its shareholders for the necessary increase in the number of shares of the Common
         Stock to be issued in the Public Offering, to finance, in whole or in part, the Transactions;
         and

     12. the Buyer has received written notice from the lessors and sublessors of all real property leased or subleased by Bit 3 as provided in Section
         IV.C.12.e above, in form and substance reasonably satisfactory to Buyer.

   B. CONDITIONS TO OBLIGATION OF THE SELLERS. The obligation of the Sellers to consummate the Transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

      1. the representations and warranties set forth in
         Section IV.B above shall be true and correct in all material respects at and as of the Closing
         Date;

      2. the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

      3. no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would
         (i) prevent consummation of any of the
         Transactions, (ii) cause any of the Transactions to be rescinded following consummation, (iii) affect adversely the right of the Buyer to own Bit
         3 Shares and to control Bit 3, or (iv) materially adversely affect the right of Bit 3 to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

      4. the Buyer shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in Sections VII.B.1-3 is satisfied in all respects;

      5. the Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Sections IV.A.2, IV.B.3, and IV.C.4 above;

      6. the Sellers shall have received from counsel to the Buyer an opinion in form and substance mutaully agreed to by the parties, addressed to the Sellers, and dated as of the Closing Date; and

      7. all actions to be taken by the Buyer in connection with consummation of the Transactions and all certificates, opinions, instruments, and other documents required to effect the Transactions will be reasonably satisfactory in form and substance to the Sellers.

VIII. REMEDIES FOR BREACHES OF THIS AGREEMENT.

   A. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Buyer and the Sellers contained in Sections IV.A, IV.B and IV.C, and as may be otherwise contained in this Agreement, shall survive the Closing (even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period after the Closing Date (the "Survival Period") as follows: (i) in the case of the Sellers' representations and warranties pertaining to Intellectual Property as contained in
      Section IV.C.14, for a period of three (3) years following the Closing Date, and (ii) in the case of all other representations and warranties of the Buyer and the Sellers for a period of eighteen (18) months following the Closing Date.

   B. INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER.

      1. If any of the Sellers breaches any of the Sellers' representations, warranties, and covenants contained in this Agreement, and if the Buyer makes a written claim for indemnification against the Sellers as provided in this Agreement within the relevant Survival Period, then the Sellers agree, jointly and severally, to indemnify the Buyer from and against any Damages the Buyer may suffer, whether such Damages occured during or after the Survival Period, resulting from, arising out of, relating to, in the nature of, or caused by the breach.

      2. The aggregate amount payable by the Sellers to the Buyer hereunder shall not exceed four million dollars ($4,000,000); provided, however, that in the case of any breach of a representation or warranty contained in this Agreement as to which, notwithstanding the language of such representation or warranty (or subpart thereof), the Sellers had actual knowledge that such representation or warranty was breached as of the date such representation or warranty was made, or in the case of an intentional breach of any covenant contained in this Agreement, the aggregate amount payable by the Sellers hereunder shall not exceed an amount equal to the lesser of
         (a) one-half (1/2) of the total consideration paid to the Sellers under this Agreement, or (b) the aggregate amount realized by the Sellers from the consideration paid to them under this Agreement, net of personal taxes (federal, state and local) paid by the Sellers on the consideration and expenses directly related to the Transactions paid by the Sellers.

      3. The Sellers, jointly and severally, hereby indemnify and hold harmless the Buyers and Bit 3 from any and all Liability for Taxes imposed or assessed on the Buyer or on Bit 3 after the Closing Date, resulting from the operation of Bit
         3 prior to the Closing Date, that have not been paid or accrued as of the Closing Date or from Taxes imposed or assessed on Bit 3 as a result of the Transactions and the Election (except to the extent provided in Section VI.H above), without regard to the limits set forth in the preceding paragraph and for the period of the applicable statute of limitation.

      4. Notwithstanding anything in Section VIII.B.1 to the contrary, the Buyer will not be entitled to any indemnification under Section VIII.B.1 if the aggregate amount of all claims thereunder is less than one hundred thousand dollars ($100,000);
         provided, however, that if the aggregate amount of all claims equals or exceeds such amount, then the Buyer will be entitled to full indemnification of all claims under Section VIII.B.1 in excess of such amount. The Parties do not intend that such exception amount shall be deemed to be a definition or limitation of what is "material" for any purpose under this Agreement.

C. INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLERS.

      1. If the Buyer breaches any of the Buyer's representations, warranties, and covenants contained in this Agreement, and if the Sellers make a written claim for indemnification against the Buyer as provided in this Agreement within the Survival Period, then the Buyer agrees to indemnify the Sellers from and against any Damages the Sellers may suffer, whether such Damages occured during or after the Survival Period, resulting from, arising out of, relating to, in the nature of, or caused by the breach.

      2. The Buyer agrees to indemnify the Sellers from and against any Damages (resulting from any claim from any other Person) the Sellers may suffer resulting from, arising out of, related to, in the nature of, or caused in any way from the Public Offering, except to the extent that such Damages directly result from the inclusion in the Registration
         Statement of written material supplied by the Sellers for inclusion in the Registration
         Statement.

      3. Notwithstanding anything in Section VIII.C.1 to the contrary, the Sellers will not be entitled to any indemnification under Section VIII.C.1 if the aggregate amount of all claims thereunder is less than one hundred thousand dollars ($100,000);
         provided, however, that if the aggregate amount of all claims equals or exceeds such amount, then the Sellers will be entitled to full indemnification of all claims under Section VIII.C.1 in excess of such amount. The Parties do not intend that such exception amount shall be deemed to be a definition or limitation of what is "material" for any purpose under this Agreement.

   D. MATTER INVOLVING THIRD PARTIES.

      1. If any third party shall notify any Party (the
         "Indemnified Party") with respect to any matter (a
         "Third Party Claim") which may give rise to a claim for indemnification against any other Party
         (the "Indemnifying Party") under this Section, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing;
         provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying
         Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

      2. Any Indemnifying Party will have the right to defend the Indemnified Party against the Third
         Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as
         (i) the Indemnifying Party notifies the
         Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third
         Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

      3. As long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section VIII.D.2 above, (i) the Indemnified
         Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying
         Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

      4. In the event any of the conditions in Section
         VIII.D.2 above is or becomes unsatisfied, however
         (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Third Party
         Claim, with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, in any manner it reasonably may deem appropriate, (ii) the Indemnifying
         Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and
         (iii) provided that consent of the Indemnifying
         Party is received, the Indemnifying Party will remain responsible for any Damages the Indemnified
         Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section VIII.

   E. TREATMENT OF INDEMNIFICATION PAYMENTS. All indemnification payments under this Section VIII shall be deemed adjustments to the Purchase Price, and must first be used to offset future payments due or to become due under the Promissory Notes.

   F. OTHER INDEMNIFICATION PROVISION. Each of the Sellers hereby agrees that he will not make any claim for indemnification against Bit 3 by reason of the fact that he was a director, officer, employee, or agent of such entity or was serving at the request of that entity as a partner, trustee, director, officer, employee, or agent of another entity (whether that claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether that claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against such Seller for indemnification under this Agreement based on a breach of a representation or warranty contained herein.

   G. NO OTHER REMEDIES. Notwithstanding anything in this Agreement to the contrary, the Parties' rights to bring a claim for Damages against any other Party to this Agreement shall be limited to Section III, Section IX.B.2 or an indemnification claim pursuant to this
      Article VIII, except for claims for Damages based on a willful and material breach of any covenant or agreement set forth in this Agreement performed or to be performed at or prior to Closing. For purposes of this provision, a party will be deemed to have willfully breached any of its covenants or agreement set forth in this Agreement if such party has intentionally and knowingly taken, or intentionally and knowingly failed to take, any action which causes a breach of any of its covenants or agreements set forth in this Agreement. Except as set forth in Section III.C. above, no party hereto will be able to rescind this Agreement after Closing.

IX. TERMINATION.

   A. TERMINATION OF AGREEMENT. Certain Parties may terminate this Agreement as provided below:

      1. the Buyer and the Sellers may terminate this Agreement by mutual written consent at any time before the Closing;

      2. the Buyer may terminate this Agreement by giving written notice to the Sellers at any time before the Closing if (i) any of the Sellers or Bit 3 has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Sellers of the Breach, and the breach has continued without cure for a period of the shorter of 30 days after the notice of breach or the period ending on the Closing Date, (ii) the Closing shall not have occurred on or before December 6, 1996, unless extended pursuant to
         Section IX.C below, by reason of the failure of any condition precedent under Section VII.A hereof
         (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement), or (iii) any of the supplements or amendments to the Disclosure Schedule submitted by the Sellers prior to the Closing are not accepted by the Buyer, as provided in Section V.I above;

      3. the Sellers may terminate this Agreement by giving written notice to the Buyer at any time before the Closing if (i) the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, any of the Sellers has notified the Buyer of the breach, and the breach has continued without cure for a period the shorter of 30 days after the notice of breach or the period ending on the Closing Date, (ii) the Closing shall not have occurred on or before December 6, 1996, unless extended pursuant to
         Section IX.C below, or (iii) any of the
         supplements or amendments to the Disclosure
         Schedule submitted by the Buyer prior to the Closing are not accepted by the Sellers, as provided in Section V.I above;

      4. the Sellers may terminate this Agreement if (i) the Buyer has not filed a Registration Statement for the Public Offering covering sufficient shares of Common Stock of the Buyer to raise proceeds, net of underwriting discounts and commissions, and estimated offering expenses, sufficient for the Transactions, within forty-five (45) days of receipt of the audited financial statements of Bit
         3, or (ii) such Registration Statement has not become effective under the Securities Act by December 6, 1996, unless extended pursuant to
         Section IX.C below.

      5. the Sellers may terminate this Agreement if the portion of the Purchase Price to be delivered to them at Closing is not delivered to them within eight (8) business days of the Closing Date, pursuant to Section III.C above.

   B. EFFECT OF TERMINATION.

      1. In the event of a termination of this Agreement pursuant to Section IX.A above, written notice will be given to the other Party and the provisions of this Agreement (except to the extent provided in Section VI.E, VI.L, IX.B.3 and IX.B.4) will terminate and the Transactions will be abandoned, without further action by any Party.

      2. In the event of a termination of this Agreement by the Buyer other than pursuant to Section IX.A.2 above, or if the Closing does not occur on or before December 6, 1996 (unless extended pursuant to Section IX.C below), unless the failure to Close is due to market conditions adversely affecting the Public Offering, regulatory delays caused by the Securities and Exchange Commission or the administrators under any applicable Blue
         Sky Laws, delays in obtaining any other necessary approvals or consents required in order to consummate the Transactions, or other causes beyond the control of the Buyer, the Buyer shall promptly pay the Sellers, in immediately available funds within five (5) business days after termination, (i) an amount equal to all of the reasonable out-of-pocket fees and expenses incurred by or on behalf of the Sellers or Bit 3 in connection with the audit of the Financial
         Statements by Peat Marwick, and (ii) a termination fee of five hundred thousand dollars ($500,000).

      3. If this Agreement is terminated for any reason, each Party will, upon request of the others, redeliver all documents, work papers and other material of any other Party (including all copies thereof) relating to the Transactions, whether so obtained before or after the execution of this Agreement, to the Party furnishing the same, and the confidentiality obligations of Section VI.E will continue to be applicable to and enforceable against the Parties.

      4. If this Agreement terminates for any reason, the Parties and their directors, officers, employees or agents, and any Affiliate of the Parties, their Affiliates, directors, officers, employees or agents, shall not directly or indirectly, either for its own benefit or for the benefit of any other person, firm or corporation whatsoever, for a three (3) year period thereafter, employ or attempt to employ any of the then employees of the other Parties. The Parties acknowledge that if any of them breaches this covenant, the non-breaching Parties will be irreparably and immeasurably injured. Therefore, the Parties agree that in addition to any other remedies available to the non-breaching Parties, the non-breaching Parties may apply to a court of competent jurisdiction for a temporary and/or permanent injunction and that such court may grant such injunction to restrain and prohibit such breach by any of the Parties or their Affiliates.

   C. EXTENSIONS. This Agreement, and the various deadlines for performance of obligations and for consummation of the Transactions as provided herein, may be extended with the mutual consent of the Parties, in which event the obligations of the Parties shall be modified accordingly, and all deadlines for performance shall be modified in accordance with any such extension. In the event that the Parties agree to any such extension, the Sellers shall not be entitled to the payment of a termination fee, as provided above, solely as a consequence of such extension. The Sellers shall agree to an extension in the Closing Date to a date no later than December 20, 1996, in the event that the Registration Statement has not been declared effective as of December 6, 1996, and the Buyer is then awaiting receipt of, or has submitted responses to, comments from the Securities and Exchange Commission on the Registration Statement. In no event will the Closing Date be extended beyond December 20, 1996.

X. MISCELLANEOUS.

   A. PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement before the Closing without first notifying the other Parties of the notifying Party's intent to issue such a press release or make such a public announcement, and receiving prior approval of the other Parties, which approval shall not be unreasonably withheld and which approval, in the case of the Sellers and Bit 3, shall be deemed to have been given if Sellers and Bit 3 do not otherwise notify Buyer within twenty-four (24) hours of such notice; provided, however, that any Party may make any public disclosure that is required by applicable law or any listing or trading agreement concerning its publicly-traded securities, so long as the Party so required to make an announcement promptly upon learning of such requirement notifies the other Parties of such requirement and discusses with the other Parties, in good faith, the exact proposed wording of any such announcement.

   B. NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

   C. ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

   D. SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Sellers; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

   E. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

   F. HEADINGS. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

   G. NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Sellers or Bit 3               Copy to:
prior to Closing:

Mr. Philip M. Vukovic                    Bruce A. Machmeier, Esq.
Mr. Larry L. Larsen                      Oppenheimer Wolff
8120 Penn Avenue South                   & Donnelly
Suite 548                                Plaza VII
Minneapolis, MN  55431-1393              45 South Seventh St.
                                         Suite 3400
                                         Minneapolis, MN 55402


If to the Buyer or Bit 3
after Closing:

SBS Technologies, Inc.                   Alison K. Schuler, Esq.
Attn: Christopher J. Amenson, President  Schuler, Messersmith
2400 Louisiana Blvd., NE                 & McNeill
AFC Building 5, Suite 600                5700 Harper Dr., NE
Albuquerque, New Mexico  87110           Suite 430
                                         Albuquerque, NM  87109


Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

   H. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New Mexico without giving effect to any choice or conflict of law provision or rule (whether of the State of New Mexico or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Mexico.

   I. AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

   J. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

   K. EXPENSES. Each of the Parties and Bit 3 will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Transactions. The Sellers agree that Bit 3 will fully discharge and not have any undischarged Liabilities as of the Closing Date for any costs and expenses in connection with this Agreement and the Transactions (including for any legal fees and expenses in connection with this Agreement or any of the Transactions).

   L. INCORPORATION OF EXHIBITS AND DISCLOSURE SCHEDULE.  The
      Exhibits and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

   M. SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably if any of the provisions of Sections V.E, V.F, VI.B, VI.E and IX.B.4 of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of such provisions of this Agreement and to enforce specifically such provisions of this Agreement in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section X.N below).

   N. DISPUTES.

      1. Except for matters which are subject to mediation and arbitration as provided below, each of the Parties submits to the jurisdiction of any state or federal court sitting in Albuquerque, New
         Mexico, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each
         Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section X.G above. Nothing in this
         Section X.N, however, shall affect the right of any Party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or at equity. Each
         Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

      2. The Parties agree that any claim or dispute arising out of or relating to this Agreement or the formation, breach, termination or validity thereof, which involves in the aggregate an amount not exceeding one hundred thousand dollars
         ($100,000), and except for injunctive relief as contemplated by Section X.M above ("Dispute"), will be resolved in the manner provided below. If the Dispute cannot be settled by direct discussions, the Parties will first try to settle the Dispute in an amicable manner by mediation under the Commercial Mediation Rules of the American Arbitration Association, before resorting to arbitration. Any Dispute which has not been resolved within sixty (60) days of the initiation of the mediation procedure (the "Mediation
         Deadline") will be settled by binding arbitration by a panel of three (3) arbitrators, selected in the manner provided below, in accordance with the Commercial Arbitration Rules of the American
         Arbitration Association (the "Rules"). In the event that a Party seeks mediation or arbitration of a Dispute, the proceeding will be held in Albuquerque, New Mexico. Judgment upon any arbitration award may be entered in any court having jurisdiction thereof, and the Parties consent to the jurisdiction of the courts in the state in which the arbitration occurred for this purpose. The Parties agree that service of process and of any notices required in connection with any arbitration hereunder or any related court proceedings may be given in the manner provided for the giving of notices under this

         Agreement as set forth in Section X.G. Within twenty (20) days of the Mediation Deadline, the Sellers will collectively nominate one arbitrator and the Buyer will nominate one arbitrator.
         Within thirty (30) days of the nomination and appointment of the two arbitrators, the two arbitrators shall select a third arbitrator, and if they fail to do so, a neutral arbitrator shall be chosen in accordance with the Rules.

   The Parties have executed this Agreement as of the date set forth above.


                                       SBS TECHNOLOGIES, INC.


                                       By:   /s/ Christopher J. Amenson
                                          ------------------------------------
                                                  Christopher J. Amenson
                                       Title:  President and
                                               Chief Operating Officer



                                       SELLERS:

                                        /s/ Philip M. Vukovic
                                       ---------------------------------------
                                       Philip M. Vukovic

                                        /s/ Larry L. Larsen
                                       ---------------------------------------
                                       Larry L. Larsen


                                       BIT 3 COMPUTER CORPORATION



                                       By:  /s/ Philip M. Vukavic
                                          ------------------------------------
                                                Philip M. Vukavic
                                       Title: President and
                                              Co-Chief Executive Officer